Exhibit 10.16

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and entered into by Humacyte, Inc. (“Humacyte” or the “Company”) and Heather Prichard, Ph.D (hereinafter “Executive”) effective September 13, 2019.

WHEREAS, Executive has been employed with Humacyte since 2008; and,

WHEREAS, the Company desires to promote Executive to become Humacyte’s Chief Operating Officer and Executive desires to accept such employment on the terms set forth below.

NOW THEREFORE, in consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Executive agree as follows:

1. NATURE OF EMPLOYMENT AND DUTIES. Executive shall serve as Company’s Chief Operating Officer, effective on the date first written above (the “Effective Date”) and have such responsibilities and authority as the Company may lawfully assign from time to time. Additionally, Executive agrees to perform such other duties consistent with those of an executive at Executive’s level as the Company may lawfully direct from time to time. Executive shall report to the Company’s Chief Executive Officer.

1.1 Executive shall perform all duties and exercise all authority in accordance with, and otherwise comply with, all lawful Company policies, procedures, practices and directions.

1.2 Executive shall devote all of Executive’s working time, reasonable best efforts, knowledge and experience to perform Executive’s duties and advance the Company’s interests. During Executive’s employment, Executive shall not, directly or through others, engage in, assist or consult with any other business or business activities of any nature whatsoever (including board memberships) without the Company’s prior written consent; provided, however, this provision does not prohibit Executive from personally owning and trading in stocks, bonds, securities, real estate, commodities or other investment properties for Executive’s own benefit which do not create actual or potential conflicts of interest with the Company; nor does it prohibit Executive from serving on advisory or non-profit boards, so long as such service does not violate Executive’s obligations under the Non-Competition Agreement, as defined herein, or distract Executive from Executive’s duties under this Agreement.

2. COMPENSATION.

2.1 Base Salary. Executive’s annual base salary for all services rendered shall be Three Hundred Thousand and No/100 Dollars ($300,000.00) (less applicable taxes and withholdings), payable in accordance with the Company’s policies, procedures and practices as they may exist from time to time. Executive’s base salary shall be reviewed in accordance with the Company’s policies, procedures, and practices as they may exist from time to time.

2.2 Benefits. Executive may participate in all medical, dental and disability insurance, Simple IRA, 401(k), profit sharing, pension, personal leave, and other employee benefit plans and programs that may be made available from time to time to senior employees of the Company provided, however, that Executive’s participation in any such benefit plans and programs is subject to the applicable terms, conditions and eligibility requirements of these plans and programs, some of which are within the plan administrator’s discretion, as they may exist from time to time. Notwithstanding anything to the contrary in the foregoing, Executive shall be entitled to four (4) weeks of vacation each year.

2.3 Business Expenses. Executive shall be reimbursed for reasonable expenses actually incurred by Executive in performing services under this Agreement in accordance with and subject to the terms and conditions of the applicable Company reimbursement policies, procedures and practices as they may exist from time to time.

2.4 Annual Incentive Bonus. Executive shall be eligible for consideration for an annual incentive bonus in accordance with objectives to be determined by the Company and Executive on or before January 15 of each succeeding year. Any bonus shall be awarded in the Company’s sole discretion taking into consideration Executive’s achievement of the agreed upon objectives. Except as expressly provided otherwise herein, by Company policy, or by the terms of any annual bonus plan, Executive must be employed on the date any such annual incentive bonus is paid in order to receive such bonus and the bonus is not earned unless the Executive is employed on that date; however, if Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason before the payment date, then Executive shall earn any bonus awarded for the prior fiscal year that had not been paid prior to such termination and a pro rata portion of the bonus that the Company awards for the current fiscal year, with the pro rata portion calculated based on the number of days that Executive was employed during the relevant fiscal year prior to termination.

2.5 Stock Options. Executive may be eligible to participate in the Company’s 2015 Omnibus Incentive Plan (as amended from time to time, the “Plan”) in accordance with the terms and conditions of the Plan and the option grants awarded to Executive prior to this Agreement. This Agreement does not confer any new stock option shares.

2.6 Modifications. Nothing in this Agreement shall require the Company to create, continue or refrain from amending, modifying, revising or revoking any of the plans, programs or benefits described in Sections 2.2, 2.3, 2.4 and 2.5. Any amendments, modifications, revisions and revocations of these plans, programs and benefits shall apply to Executive.

3. TERMINATION OF EMPLOYMENT. Executive’s employment shall continue from the Effective Date until terminated as provided herein.

3.1 Termination Without Cause. Either party may terminate this Agreement and the employment relationship hereunder without cause at any time upon giving the other party thirty (30) days’ prior written notice.

3.2 Termination by the Company for Cause. The Company may terminate this Agreement and Executive’s employment hereunder immediately without notice at any time for the following reasons which shall constitute “Cause” for purposes of this Agreement:

(a) Executive’s death;

(b) Executive’s physical or mental disability that prevents Executive from performing the essential functions of Executive’s duties satisfactorily for a period of one hundred eighty (180) consecutive days or one hundred eighty (180) days in total within any 365 consecutive-day period as determined by the Company in its reasonable discretion and in accordance with applicable law;

(c) any act or omission of Executive constituting knowing and willful misconduct (including knowing and willful violation of material Company’s policies);

(d) gross negligence;

(e) fraud, misappropriation, embezzlement;

(f) conviction of a non-traffic related felony;

(g) violation of the Company’s conflict of interest policy or engaging in competitive business activities in violation of this Agreement;

(h) Executive’s material breach of this Agreement or breach of the Non-Competition Agreement; or,

(i) credit checks, reference checks or drug testing of Executive reveal information that is not satisfactory to the Company.

Provided however, prior to a termination for Cause based on Sections 3.2 (c), (d), (g), or (h), the Company shall provide Executive with written notice of the alleged basis for termination and a thirty (30) day opportunity to cure. For the avoidance of doubt, “Cause” shall not exist under Sections 3.2 (c), (d), (g), or (h) if Executive cures the alleged basis for termination within the thirty (30) day cure period.

3.3 Termination by Executive for Good Reason. Executive may terminate this Agreement and Executive’s employment hereunder for the following reasons which shall constitute “Good Reason” for purposes of this Agreement: (a) the Company’s material breach of this Agreement; or (b) a material adverse change, by the Company without Executive’s consent, in or to Executive’s salary, expense reimbursement rights, bonus eligibility, authority or responsibilities, provided that Executive may only terminate for Good Reason if Executive provides the Company with written notice of the existence of the condition giving rise to Good Reason within thirty (30) days of its initial existence, the Company has not cured the condition within thirty (30) days of the notice, and if the Company fails to cure the condition within such cure period, Executive terminates employment within seven (7) days after the end of the cure period.

3.4 Survival. This Agreement shall terminate upon the termination of the employment relationship established hereunder with the following exceptions: Section 4 (Compensation and Benefits Upon Termination), Section 5 (Non-Competition) and Section 12 (Section 409A) shall survive the termination of Executive’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination.

4. COMPENSATION AND BENEFITS UPON TERMINATION.

4.1 The Company’s obligation to compensate Executive ceases on the effective termination date except as to: (a) amounts due or earned at that time; and (b) any compensation and/or benefits which Executive may be entitled to receive pursuant to Section 4.2.

4.2 If the Company terminates Executive’s employment pursuant to Section 3.1 (without Cause) or if Executive terminates Executive’s employment pursuant to Section 3.3 (Good Reason), then the Company’s sole obligations shall be to pay Executive:

(a) amounts due on the effective termination date; and

(b) an amount equal to six (6) months of Executive’s then current base salary (less any applicable taxes and withholdings) with payment of such amount to be made in substantially equal installments on the same payroll schedule applicable to Executive immediately prior to Executive’s separation from service. Such payments shall commence on the first such payroll date following the sixtieth (60th) day following Executive’s separation from service provided that Executive has returned by such sixtieth (60th) day an executed, customary Release of all claims provided by the Company and any revocation period in the Release has expired without a revocation occurring. In addition, the Company shall pay Executive any accrued, earned and unpaid bonus pursuant to Section 2.4.

4.3 If the Company terminates Executive’s employment for Cause as provided in Section 3.2 or if Executive terminates Executive’s employment pursuant to Section 3.1 (without Good Reason), then the Company’s sole obligation shall be to pay Executive amounts due or earned on the effective termination date. Executive, except when employment terminates pursuant to Section 3.2(a) (death), shall continue to be subject to Section 5 (Non-Competition) of this Agreement upon expiration or termination of this Agreement.

4.4 The Company’s obligation to provide the payment and benefits under Section 4.2 is conditioned upon Executive’s execution of an enforceable release of all claims (“Release”) and Executive’s compliance with the Non-Competition Agreement, as defined herein. If Executive chooses not to execute the Release (or revokes the Release) or fails to comply with the Non-Competition Agreement, then the Company’s obligation to compensate Executive shall cease on the effective termination date except as to amounts due as of the date of termination. The Release shall be provided to Executive within seven (7) days of Executive’s separation from service, and Executive must execute it within the time period specified in the Release, which shall not be longer than forty-five (45) days from the date of receipt. Such Release shall not be effective until any applicable revocation period has expired.

4.5 Executive is not entitled to receive any compensation or benefits upon Executive’s termination except as set forth in this Agreement or otherwise required by any employee benefit plan in which Executive participates. Moreover, the terms and conditions afforded Executive under this Agreement are in lieu of any severance benefits to which Executive otherwise might be entitled pursuant to any severance plan, policy and practice of the Company. Nothing in this Agreement, however, is intended to waive or supplant any death, disability, or other insurance or retirement, 401(k) or pension benefits to which Executive may be entitled under employee benefit plans in which Executive participates.

5. NON-COMPETITION. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, Executive agrees to execute prior to Executive’s commencement of employment and to abide by the Proprietary Information, Inventions, and Non-Competition Agreement (the “Non-Competition Agreement”) attached hereto as Exhibit A.

6. EMPLOYEE REPRESENTATION. Executive represents and warrants that, to Executive’s knowledge, Executive’s employment and obligations under this Agreement will not (a) breach any duty or obligation Executive owes to another or (b) violate any law, recognized ethics standard or recognized business custom.

7. NOTICES. All notices, requests, demands and other communications required or permitted to be given in writing pursuant to this Agreement shall be deemed given and received: (a) upon delivery if delivered personally; (b) on the next day after being deposited with a reliable overnight delivery service; or, (c) upon receipt of an answer back confirmation, if transmitted by email, addressed to the below indicated e-mail address. Notice given in another manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses and email addresses of the parties shall be as follows:

If to the Executive, to :	Heather Prichard, PhD
[***]

If to the Company, to:	Jeffrey Lawson, M.D., Chief Executive Officer
Humacyte, Inc.
P.O. Box 12695
Durham, North Carolina 27709
[***]

provided that: (a) each party shall have the right to change its address for notice, and the person who is to receive notice, by giving fifteen (15) days’ prior written notice to the other party in the manner set forth above; and, (b) notices shall be effective if given to the other party in the manner set forth above regardless of whether a copy was received by any additional addressee specified above.

8. WAIVER OF BREACH. The Company’s or Executive’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

9. SEVERABILITY. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.

10. PARTIES BOUND; ASSIGNMENT. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Company’s successors and assigns. The Company, at its discretion, may assign this Agreement to its successors or affiliates. Because this Agreement is personal to Executive, Executive may not assign this Agreement.

11. GOVERNING LAW. This Agreement and the employment relationship created by it shall be governed by North Carolina law without giving effect to North Carolina choice of law provisions. The parties hereby consent to jurisdiction in North Carolina for the purpose of any litigation relating to this Agreement and agree that any litigation by or involving them relating to this Agreement shall be conducted in the courts of Wake County, North Carolina, or the federal courts of the United States for the Eastern District of North Carolina.

12. SECTION 409A OF THE INTERNAL REVENUE CODE

12.1 Parties’ Intent. The parties intend that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to comply with Section 409A; provided, that, to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which Executive participates to bring it in compliance with Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

12.2 Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

12.3 Separate Payments. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

12.4 Delayed Distribution to Specified Employees. If the Company determines in accordance with Section 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that the Executive is a specified employee of the Company, determined in accordance with Section 409A, any payments and/or benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to 409A that are provided to Executive on account of Executive’s Separation from Service shall not be provided until the day after the six-month anniversary of Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made to Executive during such six-month period shall be paid in a lump sum to Executive on the Specified Employee Payment Date without interest and, thereafter, any remaining payments and/or benefits shall be paid without delay in accordance with their original schedule.

13. ENTIRE AGREEMENT. Except as expressly provided herein and except for the Non-Competition Agreement, this Agreement: (a) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (b) constitutes the sole agreement between the parties with respect to the subject matter hereof. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year first written above.

EXECUTIVE

/s/ Heather Prichard

HUMACYTE, INC.

/s/ Jeffrey Lawson
By:	Jeffrey Lawson
Title:	CEO